UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hutheesing, Ajit G.
   c/o Shared Technologies Cellular, Inc.
   100 Great Meadow Road
   Suite 102
   Wethersfield, CT  06109
2. Issuer Name and Ticker or Trading Symbol
   Shared Technologies Cellular, Inc.
   STCL
3. IRS or Social Security Number of Reporting Person (Voluntary)
   -
4. Statement for Month/Year
   April 30, 1998
5. If Amendment, Date of Original (Month/Year)
   April 30, 1998
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |-     |-   |-|-                 |-  |-          |66,667             |I     |(1)                        |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option to Buy         |$1.625  |-    |-   |-|- -        |A,D|12-31|8-31-|Common Stock|2,000  |-      |2,000       |I  |(1)         |
                      |        |     |    | |           |   |-95  |05   |            |       |       |            |   |            |
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Option to Buy         |$4.75   |-    |-   |-|- -        |A,D|12-12|6-11-|Common Stock|2,000  |-      |2,000       |I  |(1)         |
                      |        |     |    | |           |   |-96  |06   |            |       |       |            |   |            |
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Option to buy         |$2.25   |-    |-   |-|- -        |A,D|2-18-|8-18-|Common Stock|2,000  |-      |2,000       |I  |(1)         |
                      |        |     |    | |           |   |97   |07   |            |       |       |            |   |            |
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Warrant               |$2.50   |-    |-   |-|- -        |A,D|2-29-|2-28-|Common Stock|150,000|-      |150,000     |I  |(1)         |
                      |        |     |    | |           |   |95   |00   |            |       |       |            |   |            |
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Warrant               |$2.50   |-    |-   |-|- -        |A,D|5-1-9|12-25|Common Stock|40,000 |-      |40,000      |I  |(1)         |
                      |        |     |    | |           |   |7    |-00  |            |       |       |            |   |            |
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Warrant               |$3.00   |-    |-   |-|- -        |A,D|8-19-|8-19-|Common Stock|240,000|-      |240,000     |I  |(1)         |
                      |        |     |    | |           |   |96   |01   |            |       |       |            |   |            |
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Option to buy (2)     |$1.72   |-    |-   |-|- -        |A,D|5-1-9|5-1-9|Common Stock|25,000 |-      |25,000      |I  |(1)         |
                      |        |     |    | |           |   |7    |9    |            |       |       |            |   |            |
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Option to buy         |$2.00   |-    |-   |-|- -        |A,D|5-24-|5-23-|Common Stock|2,000  |-      |2,000       |I  |(1)         |
                      |        |     |    | |           |   |97   |07   |            |       |       |            |   |            |
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Warrant               |$3.00   |-    |-   |-|- -        |A,D|8-15-|8-14-|Common Stock|66,667 |-      |66,667      |I  |(1)         |
                      |        |     |    | |           |   |97   |02   |            |       |       |            |   |            |
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Warrant               |$5.00   |4-30-|P(2)|-|50,000 -   |A,D|4-30-|4-15-|Common Stock|50,000 |(2)    |50,000      |I  |(2)         |
                      |        |98   |    | |           |   |98   |03   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. owned by International Capital Partners, Inc. (ICP), of which the reporting person is a principal.
2. warrant was acquired by ICP in connection with a loan by ICP to the issuer in the amount of $500,000, pursuant to a credit agreement
This is an amendment to a prior filing on the date hereof, correcting the entry in Table II, Column 3, replacing 4-15-98 with 4-30-98 as as the transaction
date.
SIGNATURE OF REPORTING PERSON
/s/ Ajit G. Hutheesing by Linda L. Fazzina, L.P.A.
DATE
5-11-98